Exhibit 5.4

CBRE Group, Inc. 11150 Santa Monica Boulevard Suite 1600 Los Angeles California 90025	Wragge & Co LLP 3 Waterhouse Square 142 Holborn London EC1N 2SW DX 155790 Bloomsbury 8

14 March 2013

Ladies and Gentlemen,

Notes Offer for 5% Senior Notes due 2023

We have acted as special English legal advisers to CB/TCC Global Holdings Limited (company no: 5972504), a company incorporated with limited liability in England and Wales, (the “UK Subsidiary Guarantor”), in connection with the Registration Statement on Form S-3 (Registration No. 333-178800) (together with any post-effective amendments thereto, the “Registration Statement”) including the prospectus constituting a part thereof dated December 29, 2011, and the supplement to the prospectus dated March 11, 2013 (collectively, the “Prospectus”) filed with the United States Securities and Exchange Commission (the “Commission”) under a U.S. statute, the Securities Act of 1933, as amended, by CBRE Group, Inc. (formerly known as CB Richard Ellis Group, Inc.) (the “Parent”), CBRE Services, Inc. (formerly known as CB Richard Ellis Services, Inc.) (the “Issuer”) and certain subsidiaries of the Issuer, of which the UK Subsidiary Guarantor is one (together with the Parent, the “Guarantors”), relating to the offering by the Issuer of $800,000,000 aggregate principal amount of 5% Senior Notes due 2023 (the “Notes”), which will be wholly and unconditionally guaranteed, jointly and severally, on a senior basis as to the payment of principal and interest, by the Guarantors, including the UK Subsidiary Guarantor (each a “Guarantee,” collectively, the “Guarantees”). The Notes and the Guarantees will be issued under an indenture dated as of March 14, 2013 (the “Indenture”) as amended and supplemented by the first supplemental indenture dated as of March 14, 2013 (the “Supplemental Indenture”), among the Issuer, the Guarantors and Wells Fargo Bank, National Association, as trustee (the “Trustee”).

1	Documents

In arriving at the opinions expressed below, we have examined the documents listed in Schedule 1 to this letter and such corporate documents and records of the UK Subsidiary Guarantor and such other instruments and certificates of public officials, officers and representatives of the UK Subsidiary Guarantor and other persons, and we have made such investigations of law, in each case as we have deemed appropriate as a basis for such opinions as listed in Schedule 2 to this letter.

In rendering the opinions expressed below, we have assumed, with your permission, without independent investigation or inquiry, (a) the authenticity of all documents submitted to us as originals, (b) the genuineness of all signatures on all documents that we examined (other than those of the UK Subsidiary Guarantor and officers of the UK Subsidiary Guarantor), (c) the conformity to authentic originals of documents submitted to us as certified, conformed or photostatic copies and (d) the additional assumptions and qualifications set out in Schedule 3 to this letter.

2	Opinions

Based upon and subject to the foregoing, we are of the opinion that:

1	The UK Subsidiary Guarantor (a) is validly existing and in good standing as a limited liability company under the law of England and Wales, (b) has the corporate power and authority to execute and deliver the Indenture and to perform its obligations thereunder, (c) has duly authorized, executed and delivered the Indenture and the Supplemental Indenture and (d) has duly authorized and issued the Guarantee.

2	The execution and delivery by the UK Subsidiary Guarantor of the Indenture and the Supplemental Indenture and performance of its obligations thereunder do not and will not result in any violation of (1) the memorandum and articles of association of the UK Subsidiary Guarantor or (2) any English law or any rule or regulation or any order issued by any court or governmental agency or body.

3	The obligations (including the issuance of the Guarantee) which the UK Subsidiary Guarantor expresses to assume pursuant to the Indenture and the Supplemental Indenture, constitutes its legal, valid and binding obligations.

3	Scope

1	This opinion is given only in relation to English law as it is understood at the date of this opinion. We have no duty to keep you informed of subsequent developments which might affect this opinion. If a question arises in relation to a cross-border transaction, it may not be the English courts which decide that question and English law may not be used to settle it. We express no opinion on, and have taken no account of, the laws of any jurisdiction other than England and Wales. In particular, we express no opinion on the interpretation of the Indenture.

2	We express no opinion on matters of fact.

3	Our opinion is given solely for the benefit of the addressees hereof. It may not be otherwise reproduced, filed publicly or relied on by any other person for any purpose without the express written consent of the undersigned. Notwithstanding the foregoing, our opinions may be relied upon by your counsel, Simpson Thacher & Bartlett LLP, in connection with their opinion to you dated the date hereof. We hereby consent to the filing of this opinion letter with the Commission as an exhibit to a Current Report on Form 8-K of the Parent filed with the Commission and to the incorporation by reference of this opinion into the Registration Statement and the Prospectus and to the references to our firm therein.

Yours faithfully

/s/ Wragge & Co LLP

Wragge & Co LLP
Enquiries please contact: Kirsty Barnes
+44 (0)870 733 0631kirsty_barnes@wragge.com

Schedule 1

DOCUMENTS

1	A copy of the Indenture.

2	A copy of the Supplemental Indenture.

3	A copy of the Registration Statement.

Schedule 2

FILINGS, RECORDINGS AND OTHER DOCUMENTS

Part 1 – Background Documents

1	A copy of the UK Subsidiary Guarantor’s certificate of incorporation (and certificate of incorporation on change of name) and memorandum and articles of association, each certified by its company secretary;

2	A copy of the minutes of meetings of the directors of the UK Subsidiary Guarantor held on 11 March 2013 each certified by its company secretary;

3	A copy of a Secretary’s Certificate of the UK Subsidiary Guarantor dated 14 March 2013; and

4	The original “certificate of good standing” in respect of the UK Subsidiary Guarantor from Companies House issued on 11 March 2013,

(together the “Background Documents”).

Part 2 – Searches

1	A search in respect of the UK Subsidiary Guarantor at Companies House using its database (Companies House Direct) on 7 March 2013 and updated on 14 March 2013.

2	A telephone enquiry (being timed at 10.10 am) in respect of the UK Subsidiary Guarantor at the central registry of winding-up petitions at the High Court on 14 March 2013.

(together the “Searches”).

Schedule 3

ASSUMPTIONS AND QUALIFICATIONS

Assumptions

This opinion is based on the following assumptions:

1	Status of the UK Subsidiary Guarantor.

1.1	The information provided by the Searches is complete, accurate and up-to-date.

2	Execution of the Indenture by the UK Subsidiary Guarantor.

2.1	The Background Documents are complete, accurate and up-to-date and no amendments have been made.

2.2	Each director of the UK Subsidiary Guarantor has disclosed, in accordance with sections 172 and 177 of the Companies Act 2006 and the Articles of Association of the UK Subsidiary Guarantor, any interest which he/she may have in the transactions contemplated by the Indenture as set out in the board minutes referred to in part 1 of Schedule 2.

2.3	No insolvency proceedings (which include those relating to bankruptcy, liquidation, administration, administrative receivership and reorganisation) are in force, or have been commenced, in relation to the UK Subsidiary Guarantor in any jurisdiction.

2.4	The person who purported to execute the Indenture on behalf of the UK Subsidiary Guarantor was in fact the person who so executed the Indenture.

2.5	The person who purported to execute the Supplemental Indenture on behalf of the UK Subsidiary Guarantor was in fact the person who so executed the Supplemental Indenture.

2.6	The Indenture is in the form provided to us. There has been no variation, waiver or discharge of any of the provisions of the Indenture.

2.7	The Supplemental Indenture is in the form provided to us. There has been no variation, waiver or discharge of any of the provisions of the Supplemental Indenture.

2.8	The UK Subsidiary Guarantor is solvent both on a balance sheet and on a cash-flow basis, and will remain so immediately after the Indenture has been executed

2.9	The UK Subsidiary Guarantor is solvent both on a balance sheet and on a cash-flow basis, and will remain so immediately after the Supplemental Indenture has been executed.

3	Parties other than the UK Subsidiary Guarantor

3.1	The Indenture and the Supplemental Indenture has each been duly authorised, executed and delivered by all persons who are expressed to be parties to it other than the UK Subsidiary Guarantor.

3.2

Each other party to the Indenture and to the Supplemental Indenture (other than the UK Subsidiary Guarantor) has the capacity, power and authority to enter into and to exercise its rights and to perform its obligations under the Indenture and the Supplemental

Indenture and is not controlled by or otherwise connected with a person (or is itself) resident in, incorporated in or constituted under the laws of a country which is the subject of United Nations, European Community or UK sanctions implemented or effective in the United Kingdom under the United Nations Act 1946, the Emergency Laws (Re-enactments and Repeals) Act 1964 or the Anti-terrorism, Crime and Security Act 2001, or under the Treaty establishing the European Community, or is otherwise the target of any such sanctions.

Qualifications

This opinion is subject to the following qualifications:

1	Status of the UK Subsidiary Guarantor

1.1	The Searches are not conclusive about the status of the UK Subsidiary Guarantor. For instance, Companies House and the High Court are reliant on third parties to provide them with information; and there will be a time-lag between the occurrence of an event (such as liquidation) and its notification to, and subsequent appearance at, Companies House.

2	Insolvency

2.1	The parties’ rights are subject to laws affecting creditors’ rights generally, such as those relating to insolvency (which includes bankruptcy, liquidation, administration, administrative receivership and reorganisation). These laws can apply to companies incorporated outside England, as well as to those incorporated in England.

2.2	In particular, on an insolvency:

(a)	contractual and other personal rights will abate pari passu with all similar rights, and contractual provisions which would conflict with this principle (such as a pro rata sharing clause) are ineffective; and

(b)	transactions entered into in the period before the insolvency starts (that period generally being no longer than two years) may be set aside in certain circumstances.

2.2	Any provision in the Indenture which confers, purports to confer or waives a right of set-off or similar right may be ineffective against a liquidator or creditor.